UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 16, 2013

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MVB FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

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WV	000-50567	20-0034461
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

301 Virginia Avenue, Fairmont, WV 26554-2777
(Address of Principal Executive Offices) (Zip Code)

304-363-4800
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of MVB Financial Corp. (“MVB”) expanded the number of directors to eighteen and elected Gayle Conelly Manchin, 66, as a director to serve until the 2014 annual meeting of the MVB shareholders, at which time, the MVB shareholders will consider, for approval, Manchin’s candidacy as a director for a term, which is to be defined, beyond the 2014 annual meeting of the MVB shareholders. In addition, it is anticipated that Manchin will be recommended to serve on the Governance Committee of the MVB Board of Directors.

Manchin currently serves as President for the West Virginia Board of Education, which oversees an annual budget of over $1.4 billion. In this position, she leverages her previous experiences as an educator in Marion County, W.Va. school system and at Fairmont State University.

A passionate advocate for education and volunteerism to build stronger communities, Manchin has been integrally involved with AmeriCorps projects and America's Promise for many years. Manchin also worked at the Office of Secretary of Education and the Arts, where she implemented the WV PASS (WV Partnerships to Assure Student Success) initiative.

On March 04, 2013, prior to being elected as a director of MVB, Manchin purchased from MVB 5,208 shares of MVB at a price of $24 per share for a total of $124,992.00.

Since the beginning of MVB’s last fiscal year, there have not been any transactions, nor are there any currently proposed transactions, with MVB or its subsidiaries or affiliates, in which Manchin was or is to be a participant. In addition, since the beginning of MVB’s last fiscal year, there have not been any transactions, nor are there any proposed transactions, at this time, with MVB or its subsidiaries or affiliates, in which any related person had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MVB Financial Corp.
By	/s/ Eric L. Tichenor
Eric L. Tichenor Senior Vice President/ CFO

Date: July 19, 2013